Exhibit 99.1

NEWS RELEASE

Valvoline Expands Company-Owned Quick-Lube Network with Acquisition of 33 Service Centers in Idaho, Missouri and Kansas

LEXINGTON, Ky., Oct. 2, 2020 – Valvoline Inc. (NYSE: VVV), a leading worldwide supplier of premium branded lubricants and automotive services, announced today that it plans to acquire 33 quick-lube service centers in Idaho, Missouri and Kansas in two separate acquisitions.

The company has signed a definitive agreement with L & F Enterprises (doing business as Einstein’s Oilery) to purchase 12 quick-lube service centers in the Boise, Idaho area. The Einstein’s Oilery service centers will be rebranded as Valvoline Instant Oil ChangeSM (VIOC) after closing of the transaction. The company has also signed a definitive agreement with its franchisee Westco Lube, Inc. to acquire 21 existing VIOC service centers in the greater Kansas City area and in Topeka and Wichita, Kansas. Both acquisitions are expected to close in early Q1 FY21. Financial terms for the acquisitions were not disclosed.

“The strength and resiliency of our stay-in-the-car service model and the tremendous efforts of our teams and franchisees have enabled Valvoline to continue to grow its quick-lube business even during the COVID-19 pandemic,” said Sam Mitchell, CEO, Valvoline. “Einstein’s Oilery has a tradition of exemplary customer service. Likewise, Westco Lube has established Valvoline as a trusted name in the communities it serves. Both acquisitions fit within our expanding network of company-owned service centers and we are proud to welcome them into the Valvoline corporate family.”

“When we were ready, we knew we wanted to sell to a company that was best-in-class,” said Michael Meuret, co-owner of Einstein’s Oilery. “After getting to know the Valvoline leadership team and culture, we knew we could trust Valvoline to continue our commitment to our employees and dedication to the customers we have proudly served since 2007.”

“When we look to add service centers into our network, it’s important to us that they share Valvoline’s commitment to its people, safety and world-class customer service,” said Tony Puckett, senior vice president and president, Valvoline Quick Lubes. “We’re happy that the Einstein’s Oilery team has entrusted us to expand on their great work, and we look forward to welcoming their team and guests and the opportunity to further grow the Valvoline service center network in Idaho.”

“I joined Valvoline as a franchisee more than 20 years ago, and looking back now, it was one of the best decisions I have ever made. Valvoline has been a tremendous business partner,” said

Dick Jacobsen, owner, Westco Lube, Inc. “I am thankful for the Westco team and their many contributions. They are truly like family to my wife, Julie, and me. Knowing the Valvoline culture as well as I do, I couldn’t be more comfortable with this transition and confident in the future success of all involved.”

“Our relationships with our team members and franchisees define our culture,” Puckett said. “Dick Jacobsen set the standard for our core values through his remarkable leadership and personal commitment to our collective success. I am excited about the opportunity to extend our service center growth further in the Missouri and Kansas markets.”

About Valvoline™
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including the Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to Valvoline’s business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations
+1 (859) 357-2798
scornett@valvoline.com

Michele Gaither Sparks
Sr. Director, Corporate Communications
+1 (859) 230-8079
michele.sparks@valvoline.com